BRIDGE NOTE

MMEX Mining Corporation, a Nevada corporation (the "Company"), for value received, hereby promises to pay to the order of _____________  or assigns (the "Holder"), at the time and in the manner hereinafter provided, the principal sum of ___________________ ($__________).

This Note shall be payable at the offices of the Holder as set forth in the Company’s records, or at such other address as the Holder shall from time to time designate in writing to Company.  This Note is being issued pursuant to the terms of the Subscription Agreement, dated April 25, 2011, to which the Company and the Holder are parties (“Subscription Agreement”).

1.           Payment.  The outstanding principal amount of this Note shall be due and payable on the earlier of October 14, 2011or the date on which Company consummates a Qualified Financing (as defined in the Subscription Agreement”).  Fees shall be due and payable to the Holder in the amount and to the extent set forth in the Subscription Agreement.

2.           Default.

  (a)           "Event of Default" means any one of the following events:

(1)           the default by the Company in any scheduled payment at the Maturity Date; or

(2)           the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(3)           the commencement by the Company or any affiliate thereof of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

(b)           If an Event of Default occurs pursuant to Section 2(a)(2) or Section 2(a)(3) of this Note, then the principal of this Note, together with all accrued and unpaid interest thereon shall be automatically due and payable immediately, and the same shall become and be due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are expressly waived in subparagraph (c) hereinbelow, and the holder of this Note may exercise all remedies available at law, in equity or hereunder.  If any other Event of Default occurs, then the holder of this Note may declare the principal of this Note together with all accrued and unpaid interest thereon to be due and payable immediately, and the same shall become and be due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind all of which are expressly waived in subparagraph (c) hereinbelow, and Holder may exercise all remedies available at law, in equity or hereunder.

(c)           The Company expressly waives all notices, demands for payment, presentations for payment, notices of payment default, notices of intention to accelerate maturity, protest and notice of protest, and any other notices of any kind as to this Note and as to each, every and all installments or part payments thereof, and consents that the holder of this Note may at any time and from time to time, upon request of or by agreement with the Company, extend the date of maturity hereof or change the time or method of payments hereof without notice to any of the other Company’s, sureties or endorsers, who shall remain bound for the payment hereof.

3.           Conversion; Adjustment of Conversion Rate.   Upon the occurrence of an Event of Default, the Holder shall have the right to convert all or any part of the unpaid principal balance of this Note (inclusive of any unpaid fees due and payable pursuant to the Subscription Agreement) into shares of common stock of the Company (“Conversion Shares”) at the rate (“Conversion Rate”) of one Conversion Share for each $0.04 of the unpaid portion of this Note, subject to adjustment pursuant to the provisions hereof.  In order to exercise the conversion privilege, the Holder shall surrender this Note to the Company at its principal offices, accompanied by written notice to the Company that Holder elects to convert all or a portion of this Note into Conversion Shares.  The Conversion Rate and the number of Conversion Shares shall be subject to adjustment from time to time as follows:

(i)           Consolidation, Merger, Sale, Conveyance.  If the Company at any time shall consolidate or merge with, or sell or convey all or substantially all of its assets to, any other corporation (each of which shall constitute a "Major Event"), the Holder shall thereafter be entitled to purchase at the Conversion Rate then in effect such number and kind of securities as would have been issuable or distributable on account of such Major Event if the Holder had purchased Conversion Shares hereunder immediately prior to such Major Event.  The Company shall take such steps in connection with such Major Event as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of this Note.  The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the provisions of this section 2 shall apply to such securities of such successor or purchaser that is responsible for payment of principal and accrued interest hereunder after a Major Event.

(ii)           Stock Dividend, Reclassification, etc.  If the Company shall (A) pay a dividend in or make a distribution of shares of its capital stock, (B) subdivide its outstanding common stock, (C) combine its outstanding common stock into a smaller number of shares, or (D) issue any securities in a reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of Conversion Shares and the Conversion Rate shall be adjusted so that the Holder shall be entitled to receive the kind and number of shares or other securities of the Company which Holder would have owned or would have been entitled to receive after the happening of any of the events described above, had the Note been converted and the Conversion Shares been issued pursuant to Section 3 at the Conversion Rate immediately prior to the happening of such event or any record date with respect thereto.

4.           Governing Law and Venue.  This Note shall be deemed to be a contract made under the laws of the State of Texas, and for all purposes shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any such law under with the law of any other jurisdiction would apply.  If any action is brought to enforce or interpret this Note, venue for such action shall be in Dallas County, Texas.

5.           Successors and Assigns.  All references to the Company herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Company shall be binding upon its successors and assigns, whether so expressed or not.

6.           Amendments and Waivers.  This Note may be amended by written agreement of the Company and the Holder.  No waiver of the provisions hereof shall be effective unless agreed to in writing by the party against whom such waiver is asserted.

7.           Severability; Usury Laws.  If any provision hereof or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law.  No provision of this Note or the Subscription Agreement shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this section shall govern and prevail and neither the Company nor the sureties, guarantors, successors, or assigns of the Company shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event Holder or any subsequent holder of this Note ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by this Note; and, if the principal of this Note has been paid in full, any remaining excess shall forthwith be paid to the Company.  In determining whether or not the interest paid or payable exceeds the maximum rate permitted by applicable law, the Company and the Holder shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that interest for the entire term does not exceed the maximum rate permitted by applicable law.

8.           Notice.  All notices to the Company required or permitted by this Note shall be sufficient if given in writing and executed by the Holder.  All such notices to the Company shall be delivered by registered or certified mail, return receipt requested, or personally delivered, to the Company at its principal place of business on the date of the execution of this Note, or such other address as the Company may designate by written notice to the Holder of this Note.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH  RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of April 25, 2011.

MMEX Mining Corporation

By:
Jack W. Hanks, President and CEO